THE FIRST AUSTRALIA PRIME INCOME FUND, INC.

                             ARTICLES OF AMENDMENT

     THE FIRST AUSTRALIA PRIME INCOME FUND, INC., a Maryland corporation having its principal Maryland office in Baltimore, Maryland (the "Corporation"), certifies that:

     FIRST: Immediately prior to the filing of these Articles of Amendment, the total number of shares of all classes which the Corporation had the authority to issue was 300,000,000 shares of stock with an aggregate par value of $3,000,000 divided into two classes of shares: 200,000,000 shares of Common Stock, $0.01 par value per share and 100,000,000 shares of Preferred Stock, $0.01 par value per share.

     SECOND: The first sentence of Article Fifth of the Charter of the Corporation is hereby amended to read:

     "The total number of shares of all classes of stock which the Corporation shall have authority to issue is 500,000,000 shares with an aggregate par value of $5,000,000, divided into two classes, of 400,000,000 shares of Common stock, $0.01 par value per share ("Common Stock") and of 100,000,000 shares of Preferred Stock, $0.01 par value per share ("Preferred Stock")."

     THIRD: The amendment of the Charter of the Corporation as set forth above was advised by the Board of Directors at a meeting duly held on December 11, 1996 and was approved by the requisite affirmative vote of the stockholders of the Corporation entitled to vote on the amendment at a meeting duly held on March 13, 1997.

     FOURTH: The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption for both classes of shares will not be changed by these Articles of Amendment.

     FIFTH: The undersigned Chairman acknowledges that these Articles of Amendment are the act of the Corporation and that to the best of his knowledge, information and belief all matters and facts set forth herein relating to the authorization and approval of the Articles of Amendment are true in all material respects and that this statement is made under the penalties for perjury.

          IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chairman and attested to by its Assistant Secretary on this 28th day of July, 1997.

                                        THE FIRST AUSTRALIA PRIME INCOME FUND,
                                        INC.


ATTEST                                  By:  /S/ Laurence S. Freedman
                                           -----------------------------------
                                             Laurence S. Freedman
 /S/ Margaret A. Bancroft                    Chairman
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Margaret A. Bancroft
Assistant Secretary